MIM News                                                        Exhibit 99.1

For Release:  August 25, 1998
Contact:      Mr. Scott M. Kates                      Mr. Richard H. Friedman
              Tel 212-614-4872                        MIM Corporation
              Fax 212-598-5368                        Tel 914-735-3555
                                                      Fax 914-735-3599


          MIM CORPORATION COMPLETES ACQUISITION OF CONTINENTAL MANAGED
                                PHARMACY SERVICES

     -- Broadens services by acquiring pharmacy benefit management company:
                    gains mail order fulfillment capability--

PEARL RIVER, NY - August 25, 1998 - MIM Corporation (NASDAQ: MIMS), a pharmacy benefit management company, today announced the completion of its acquisition of Continental Managed Pharmacy Services, Inc., a Cleveland-based pharmacy benefit management company and institutional mail order pharmacy, for 3.9 million shares of MIM's Common Stock. Continental's gross profit was $6.3 million on revenues totaling $30.8 million in the first half of 1998. The acquisition was structured as a merger, whereby Continental becomes a wholly-owned subsidiary of MIM. The acquisition will be treated as a purchase for accounting and financial reporting purposes.

The acquisition enables MIM to expand into the mail order, drug distribution and physician services businesses. Continental targets small and mid-sized corporations as well as specific groups of individuals affected with diseases, particularly diabetes and AIDS, which require long-term maintenance medication on a more frequent basis than the average patient. The Company also has registered sales in the Attention Deficit Disorder and Infertility areas. Continental currently provides benefits to over 640,000 lives.

Mr. Richard H. Friedman, Chairman and Chief Executive Officer of MIM Corporation said, "Continental's lines of businesses are a natural fit for MIM Corporation. Continental's outstanding mail order facility and distribution capabilities will add a new dimension to MIM. There are a number of synergies that we will take advantage of in the coming months."


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MIM Corporation is an independent pharmacy benefit management corporation that partners with managed care organizations and healthcare providers to control prescription drug costs. MIM provides its customers with innovative pharmacy benefit products and services utilizing clinically sound guidelines to ensure cost control and quality care. MIM encourages improved quality of care, increased patient accessibility and medical cost effectiveness.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief of current expectations of the company, its directors, or its officers with respect to the future operating performance of the Company (including Continental and their respective or consolidated results). Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's most recent Form 10-K, and quarterly reports on Form 10-Q, each as amended, and the Company's Prospectus/Proxy Statement on Form S-4 relating to matters described in this press release.

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